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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Praxair Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2003

Dear Praxair Shareholder:

        The Annual Meeting of Shareholders of Praxair, Inc. will be held at 9:30 a.m. on Tuesday, April 22, 2003 at The Amber Room Colonnade, Stacey Road, Danbury, Connecticut, for the following purposes:

    1.
    To elect three directors to the Board of Directors.

    2.
    To consider a shareholder proposal.

    3.
    To conduct such other business as may properly come before the meeting.

        Only holders of Common Stock of Praxair, Inc. of record at the close of business on February 24, 2003 will be entitled to vote at the meeting or any adjournment thereof.

        It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form using one of the following methods:

    1.
    Electronically on the Internet (if instructions for this method are included in this package), OR

    2.
    By telephone (if instructions for this method are included in this package), OR

    3.
    By signing and dating the proxy/voting instruction card enclosed in this package and returning it in the postage-paid envelope that is provided.

        The giving of such proxy does not affect your right to vote in person if you attend the meeting.

        We encourage you to complete and file your proxy electronically or by telephone (if those options are available to you) as a means of reducing the Company's expenses related to the meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      DAVID H. CHAIFETZ,
                       Vice President, General Counsel and Secretary

February 28, 2003

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY COMPLETE AND FILE A PROXY, EITHER BY INTERNET, BY TELEPHONE OR BY MAIL.

PROXY STATEMENT

THE INDEPENDENT ACCOUNTANTS	25
Auditor Selection and Attendance at the Meeting Auditor Independence	25
Fees Paid to the Independent Accountants	25
AUDIT COMMITTEE REPORT	26
SHAREHOLDER PROPOSAL
Proponent's Statement	27
Your Board's Statement in Opposition	28
MISCELLANEOUS
Section 16(a) Beneficial Ownership Reporting Compliance	28
Shareholder Proposals for the 2004 Annual Meeting	29
Annual Reports	29
Cost of Proxy Solicitation	29
APPENDIX 1: CORPORATE GOVERNANCE GUIDELINES	30
APPENDIX 2: DIRECTOR INDEPENDENCE STANDARDS	34
APPENDIX 3: AUDIT COMMITTEE CHARTER	36

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders
Tuesday, April 22, 2003

        This statement is furnished to shareholders of Praxair, Inc. ("Praxair" or the "Company") in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held at The Amber Room Colonnade, Stacey Road, Danbury, Connecticut on April 22, 2003, at 9:30 a.m. or at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about March 10, 2003. The enclosed proxy is solicited on behalf of the Board of Directors of Praxair.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Item 1: Election of Directors

        Three directors are to be elected. Praxair's Board of Directors is divided into three classes serving staggered terms. The terms of three of the present directors expire this year and each of them has been nominated for reelection.

        Your Board recommends that Claire W. Gargalli, G. Jackson Ratcliffe, Jr., and Dennis H. Reilley be elected to serve in the class with terms expiring in 2006. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented at page 12 of this Proxy Statement under the caption "The Board of Directors".

        If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

        To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting in person or by proxy. If you are a shareholder of record and submit a proxy card (whether by Internet, telephone or mail) without specifying a choice on this matter, the proxy holders intend to vote your shares in favor of each of the above nominees. If you hold your shares in a brokerage or bank account, then, under New York Stock Exchange rules, your broker or bank is entitled to vote your shares on this matter even if no instructions are received from you. If you hold your shares in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, Inc., or the Dow Chemical Company Employees' savings plan, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee is to vote your shares in the same proportion on this matter as it votes shares for which it has received instructions. Abstentions may not be specified as to election of directors.

Item 2: Shareholder Proposal

        A shareholder has announced his intention to present a proposal recommending that your Board redeem rights issued to you under the Company's Stockholder Protection Rights Agreement. Your Board recommends that you vote against this proposal. The proponent's statement in favor of this proposal and your Board's statement in opposition are located on pages 26 and 27, respectively, of this Proxy Statement under the caption "Shareholder Proposal". In order for this proposal to be adopted by the shareholders, at least a majority of votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter must be voted in favor of the proposal. If you are a shareholder of record and submit a proxy card (whether by Internet, telephone or mail) without specifying a choice on this matter, the proxy holders intend to vote your shares against the above proposal. If you hold your shares in a brokerage or bank account, then, under New York Stock Exchange rules, your failure to give voting instructions to your broker or bank will result in a so-called "broker non-vote" (since your broker or bank is not entitled to vote your shares on this matter unless it receives instructions from you). Broker non-votes as well as abstentions are not considered votes cast and, therefore, will be counted neither for nor against this matter. However, if you hold your shares in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, Inc., or the Dow Chemical Company Employees' savings plan, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee is to vote your shares in the same proportion on this matter as it votes shares for which it has received instructions.

Item 3: Other Business

        Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

PROXY AND VOTING PROCEDURES

Shareholders Entitled to Vote

        Common Stock shareholders of record at the close of business on February 24, 2003 will be entitled to vote at the Annual Meeting. As of that date, a total of 162,241,254 shares of Praxair's Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

Filing of Proxies

        Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that, if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

        The Internet and telephone voting procedures are designed to authenticate shareholders by use of a Control Number and to allow shareholders to confirm that their instructions have been properly recorded.

Voting of Proxies

        All shares entitled to vote and be represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. If a proxy is returned by mail unsigned, it will also be voted as recommended by the Board of Directors. Execution of the proxy also confers discretionary authority to the proxy holder to vote your shares on other matters that may properly come before the meeting.

Revocation of Proxy

        You may revoke your proxy at any time before it is voted by filing with Praxair's Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

Voting at the Annual Meeting

        The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

Quorum

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by abstentions and broker non-votes (for an explanation of "broker non-votes", see vote counting information on page 2 of this Proxy Statement under the caption "Item 2 Shareholder Proposal") on filed proxies and ballots will be considered present for quorum purposes.

HOW TO RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ON-LINE

        Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet.

        Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those shareholders will be given the opportunity to consent to future Internet delivery when they vote their proxy. (For some shareholders, this option is only available if you vote by Internet.)

        If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

        If you consent, your account will be so noted and, when Praxair's 2003 Annual Report and the Proxy Statement for the 2004 Annual Meeting of Shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account.

        If you do elect to receive your Praxair materials via the Internet, you can still request paper copies by contacting the Assistant Corporate Secretary at Praxair, Inc., 39 Old Ridgebury Road, M1, Danbury, CT 06810-5113.

SHARE OWNERSHIP

Principal Holders

        The only persons known by Praxair to be beneficial owners of more than five percent of Praxair's Common Stock (par value $0.01) are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding(a)
FMR Corp. Devonshire Street, Boston, MA 02109	15,491,171	(b)	9.6%
Massachusetts Financial Services Company ("MFS") 500 Boylston Street, Boston, MA 02116	8,555,039	(c)	5.3%

Notes: (a)	Based on 162,268,096 total shares outstanding on December 31, 2002 excluding shares held for the account of Praxair.
(b)	Holdings as of December 31, 2002 as reported in SEC Schedule 13G by FMR Corp. According to this report, FMR Corp. had sole voting power as to 1,652,331 shares and sole investment power as to 15,491,171 shares.
(c)	Holdings as of December 31, 2002 as reported in SEC Schedule 13G by MFS. According to this report, MFS had sole voting power as to 7,786,737 shares and sole investment power as to 8,555,039 shares.

Directors and Executive Officers

        As of December 31, 2001, directors and executive officers of Praxair beneficially owned shares of Praxair's Common Stock (par value $0.01) as follows. Directors and all executive officers as a group, 20 persons, beneficially owned 1.0% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
Name	Position	Common Stock(1)	Deferred Stock(2)	Total	Stock Options(3)
Dennis H. Reilley	Chairman, President and Chief Executive Officer	51,702	35,008	86,710	583,333
Paul J. Bilek	Executive Vice President	27,275	14,650	41,925	181,999
Stephen F. Angel	Executive Vice President	21,462	13,974	35,436	93,333
Thomas W. von Krannichfeldt	Executive Vice President	15,492	9,803	25,295	74,166
James S. Sawyer	Vice President and Chief Financial Officer	8,395	11,153	19,548	83,433
Alejandro Achaval	Director	1,727	14,451	16,178	0
Dale F. Frey	Director	1,629	1,909	3,538	15,000
Claire W. Gargalli	Director	1,722	3,984	5,706	15,000
Ronald L. Kuehn, Jr.	Director	5,301	15,156	20,457	15,000
Raymond W. LeBoeuf	Director	1,000	11,266	12,266	10,000
Benjamin F. Payton	Director	1,821	2,329	4,150	10,000
G. Jackson Ratcliffe, Jr.	Director	1,821	22,397	24,218	15,000
Wayne T. Smith	Director	5,000	2,314	7,314	0
H. Mitchell Watson, Jr.	Director	1,808	9,813	11,621	10,000

Total		146,155	168,207	314,362	1,106,264

Directors & Executive Officers as a group	(20 persons)	223,412	195,932	419,344	1,482,260

(1)
Amounts reported as Common Stock include 25,000 restricted shares for which Mr. Reilley has sole voting power and which vest in stages beginning in 2006. Reported shares also include 20,000 restricted shares for which Mr. Angel has sole voting power and which vest in stages beginning in 2003.

(2)
Deferred Stock represents stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Holders have no voting rights with respect to Deferred Stock. The value of Deferred Stock units varies with the price of Praxair's common stock and, at the end of the deferral period, the units are payable in stock.

(3)
Stock Options represent shares that may be acquired upon exercise of options exercisable within 60 days of December 31, 2002.

CORPORATE GOVERNANCE AND BOARD PRACTICES

        Praxair's Governance Principles.    Praxair operates under Governance Guidelines which are set forth in Appendix 1 to this Proxy Statement. Consistent with those guidelines, your Board has adopted the following policies and practices, among others:

        Business Integrity and Ethics.    One of your Board's first acts upon Praxair's launch as a public company was to adopt policies regarding Compliance with Laws and Business Integrity and Ethics. The current version of the Board's policy in these areas is posted at Praxair's web-site, www.praxair.com.

        Director Independence.    Your Board has adopted independence standards for service on Praxair's Board of Directors and these are set forth in Appendix 2 to this Proxy Statement. Your Board has applied these standards to all of the incumbent non-employee directors, including those who are nominees for reelection at this meeting, and has determined that all of them are independent; and your Board is not otherwise aware of any relationship with the company or its management that could potentially impair a director's exercise of independent judgment.

        Board Leadership.    The independent directors have elected G. Jackson Ratcliffe, Jr. as Executive Session Presiding Director. Mr. Ratcliffe presides over private meetings of the independent directors and performs other duties, including conducting a formal performance review of the Chief Executive Officer.

        Mandatory Director Retirement.    Your Board has adopted a policy whereby no director who has attained the age of 72 may serve on the Praxair Board. Your Board also has a policy against service on the Board by an officer of the company after his/her retirement, resignation or removal as an officer.

        Limits to Service on Other Boards.    Your Board has established a policy whereby no non-employee director may serve on more than 5 additional public company Boards and no member of the Audit Committee may serve on more than two additional public company audit committees. Also, the Chief Executive Officer may not serve on more than two other public company Boards.

        Director Stock Ownership Guidelines.    Your Board has adopted a policy whereby directors must acquire and hold during their service as a Praxair Board member shares of the Company's stock equal in value to at least 5 times the base cash retainer for directors. Directors have 5 years from their initial election to meet this guideline (or, for incumbent directors, until October 2007). As shown in the stock ownership table presented at page 5 of this Proxy Statement under the caption "Share Ownership", all directors have met this guideline or are within the compliance period; and most substantially exceed the guideline. In addition, any new director elected after October 2002 must, no later than the date of his/her election, acquire, using his/her own personal resources, shares of the Company's stock equal in value to the base cash retainer.

        Executive Stock Ownership Guidelines.    Your Board of Directors believes that it is important for executive officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses the executives' attention on managing Praxair as equity owners.

        Accordingly, stock ownership guidelines have been established for the Corporation's officers and senior managers as follows. 104 executives are currently covered under this stock ownership policy. Individuals are expected to meet the applicable guideline no more than 5 years after first becoming subject to it. The guidelines for 4 of the 5 members of the Office of the Chairman (designated by asterisk below), were increased effective in 2002. These officers have 3 years to meet the increased guidelines.

Value of Shares Owned
Chief Executive Officer*	5.0x Base Salary
Executive Vice Presidents*	3.0x Base Salary
Chief Financial Officer	3.0x Base Salary
Other Executive Officers	1.5x Base Salary
Other Officers and Senior Managers	1.0x Base Salary

        As of the date of this Proxy Statement, all covered individuals have met or exceeded their guidelines, where permitted by law, or are within their transition period. Stock ownership of the 5 most highly compensated executive officers in 2002 can be found in the table presented at page 5 of this Proxy Statement under the caption "Share Ownership."

        Succession Planning and Personnel Development.    Under the leadership of the Compensation and Management Development Committee, it is your Board's practice to annually conduct a formal Succession Planning and Personnel Development session in which evaluations of senior executives are reviewed with respect to their potential for promotion into senior leadership positions, including that of the CEO. In addition, a wide variety of senior executives are purposely exposed to your Board by way of Board and Committee presentations and directors have unrestricted access to management for management assessment and development as well as for information gathering.

        CEO Performance Evaluation.    Your Board has in place a process whereby the Executive Session Presiding Director conducts a formal performance review at least annually of the Chief Executive Officer taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation and Management Development Committee's determination of performance-based variable compensation each year.

        Strategy Review and Oversight.    It is your Board's practice to conduct a full day session at least annually to review the strategies of the Company overall and of its key business components; and to provide advice and counsel to management regarding the strategic issues facing the Company. Throughout the year, management reports to your Board on the status of significant strategic initiatives and issues.

        Board Effectiveness Assessment.    As set forth in the Corporate Governance Guidelines, your Board assesses its effectiveness at least annually. Most recently, and extending over several Board and Governance & Nominating Committee meetings beginning in September 2002, your Board undertook a comprehensive review of governance practices and structures and it evaluated measures of its effectiveness including in the areas of Performance of Core Responsibilities, Decision-making Support, and the Quality of Deliberations and Director Performance. In addition, directors have been given measures of individual director effectiveness for purposes of self-assessment, reflection and self-improvement. Several governance improvements have arisen from this review, including development of the Corporate Governance Guidelines set forth at Appendix 2 to this Proxy Statement.

        Auditor Independence.    Your Board recognizes the importance of insuring the independence of the Company's outside accountants. See page 24 of this Proxy Statement under the caption "Independent Accountants" for a summary of some of the policies designed to monitor and support such independence.

        Director Compensation.    No director who is an employee of Praxair is compensated for service as a member of the Board of Directors or any committee of the Board of Directors. As of January 1, 2003, compensation for non-employee directors consists of an annual retainer of $55,000, a $1,500 fee for each Board meeting attended, and a $1,500 fee for each committee meeting attended. A director who is also chairman of a Board of Directors' committee is paid an additional $10,000 annual retainer. The Executive Session Presiding Director is paid a $5,000 annual retainer in addition to any other fees s/he may be due. Directors are reimbursed for travel expenses incurred on behalf of Praxair and, from time to time, Praxair may sponsor a director's participation in third party-supplied continuing education related to the director's Board or Committee service.

        Each active non-employee director is also a participant in the 1995 Stock Option Plan for Non-Employee Directors of Praxair, Inc. On or about April 1st of each year, each Stock Option Plan participant is granted options to purchase 2,500 shares of Praxair's Common Stock. The exercise price of each option is 100% of the closing price of Praxair's stock as reported by the New York Stock Exchange on the date of grant. Each option granted under the stock option plan becomes exercisable on the second anniversary of its date of grant and expires ten years from the date of grant. The plan contains provisions regarding the exercisability and termination of outstanding options in the event of termination of service, retirement, disability, death and change in control of Praxair.

        A Deferred Compensation Plan is also available for non-employee directors. Under this plan, non-employee directors may, prior to the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees earned in that year. This deferred payment date is fixed by the director at the time of his or her deferral election. At the time of the deferral election, the director also designates that the deferred fees be credited with earnings based upon a "Cash Account", which earns interest at the prime rate, a "Stock Unit Account", the value of which varies with the market price of Praxair's common stock, or a "Discounted Stock Unit Account", in which stock units are allocated at a 10% discount to the market price of Praxair's common stock on the date of deferral and, thereafter, their value varies with the market price of that stock. Stock Unit Accounts and Discounted Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on Praxair's common stock. Stock units provide directors the economic equivalent of stock ownership except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The "Cash Account" is paid to the director in cash on the designated payment date. The "Stock Unit Account" and the "Discounted Stock Unit Account" are both paid in the form of Praxair common stock.

        Board Committees.    The Board currently has 4 standing Committees as described in the nearby table and each is comprised of only independent directors:

Meetings and Current Members *indicates Committee Chairman	Summary Responsibilities
AUDIT COMMITTEE Meetings in 2002: 6 Members: H. Mitchell Watson, Jr.* Alejandro Achaval Ronald L. Kuehn, Jr. Benjamin F. Payton Wayne T. Smith	Assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair's independent accountants, (b) the integrity of Praxair's financial statements, (c) the performance of Praxair's internal audit function, and (d) Praxair's compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Committee, among other duties,
The Board has determined that each of these Committee members is financially literate and that one or more Committee members has accounting or financial management expertise	(1)
appoints the independent accountants to audit Praxair's financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent accountants, and meets regularly with, and receives various reports from, the independent accountants. The independent accountants report directly to the Audit Committee;
	(2)	reviews Praxair's principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent accountants Praxair's annual financial statements prior to their publication;
	(3)	reviews assessments of Praxair's internal controls, the performance of the Corporate Audit function, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and
	(4)	reviews the effectiveness of Praxair's compliance with laws, business conduct, integrity and ethics policies and programs.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE Meetings in 2002: 5 Members: Ronald L. Kuehn, Jr.* Claire W. Gargalli Raymond W. LeBoeuf
Assists the Board in its oversight of (a) Praxair's compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair's Executive Officers. In furtherance of these responsibilities, the Committee, among other duties,
G. Jackson Ratcliffe, Jr. H. Mitchell Watson, Jr.	(1)	determines Praxair's policies relating to the compensation of the Executive Officers and assesses the competitiveness and appropriateness of their compensation and benefits;
	(2)	approves corporate goals relevant to the Chief Executive Officer's ("CEO") compensation, evaluates the CEO's performance in light of these goals and sets the CEO's compensation accordingly;
	(3)	reviews management's long-range planning for executive development and succession, and develops a CEO succession plan; and
	(4)	reviews Praxair's management incentive compensation and equity compensation plans and oversees their administration.
GOVERNANCE & NOMINATING COMMITTEE Meetings in 2002: 4 Members: G. Jackson Ratcliffe, Jr.* Dale F. Frey Benjamin F. Payton Wayne T. Smith
Assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair's directors, (b) Praxair's governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the corporation. In furtherance of these responsibilities, the Committee, among other duties,
	(1)	recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;
	(2)	reviews policies with respect to the composition, organization and practices of the Board, and developments in corporate governance matters generally; and
	(3)	reviews Praxair's policies and responses to important social, political and public issues, including equal employment opportunity, charitable contributions, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

FINANCE & PENSION COMMITTEE Meetings in 2002: 3 Members: Dale F. Frey* Alejandro Achaval Claire W. Gargalli Raymond W. LeBoeuf
Assists the Board in its oversight of (a) Praxair's financial position and financing activities, (b) Praxair's financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Committee, among other duties,
	(1)	monitors Praxair's financial condition and its requirements for short and long term financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;
	(2)	reviews Praxair's foreign exchange and interest rate exposures, the results of its foreign exchange, interest rate and derivatives hedging activities, and Praxair's practices for managing insurable risks;
	(3)	reviews Praxair's policies on dividends and stock repurchases; and
	(4)	reviews the investment performance, administration and funded status of Praxair's funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

THE BOARD OF DIRECTORS

        The following pages present information about the persons who comprise Praxair's Board of Directors; including the three nominees for reelection. During 2002, the Board held seven meetings.

Director Attendance

        During his/her current term to date, each nominee for reelection attended Board meetings and meetings of committees of which s/he is a member as follows: Ms. Gargalli, 98%; Mr. Ratcliffe, 98%; and Mr. Reilley, 100%. During this same period, the continuing directors collectively attended 97% of such meetings.

The Directors

ALEJANDRO ACHAVAL	Age 70
Director Since 1992	Term Expires 2004

Chairman, Chief Executive Officer and Controlling Partner of IMEXTRADE S.A. and Trinidad S.C.A.

Mr. Achaval served as Vice Chairman & Chief Executive Officer, IPAKO Industrias Petroquimicas Argentinas S.A. between 1975 and his retirement in 1994.

Mr. Achaval also has served as Chairman of the Argentine Chamber of Chemical and Petrochemical Industries, as a member of the Board and Executive Committee of the Argentine Board of Industry, and as a director of I.D.E.A. Argentine Institute for Management Development, the National Institute of Technology (INTI), and FIPLASTO S.A.

Mr. Achaval is Chairman of FUNDES Argentina and director of FUNDES International, a subsidiary of Nueva A.G. (Switzerland). He is also a director of Minetti S.A., a company controlled by Holderbank A.G. (Switzerland) and a director of Praxair Argentina S.A., an indirect subsidiary of Praxair, Inc.

DALE F. FREY	Age 70
Director Since 1993	Term Expires 2004*

Director of Various Corporations

Mr. Frey served as Chairman and President, General Electric Investment Corporation from 1984 to 1997.

Mr. Frey is Chairman of the Damon Runyon-Walter Winchell Cancer Research Fund. He is a trustee of Franklin & Marshall College and a member of the New York University Stern School Advisory Board. He is also a member of the Forstmann Little Company, the Aurora Capital Partners and the Invemed advisory boards.

Mr. Frey is also a director of After Market Technology Corporation, Community Health Systems, Inc., McLeodUSA, Inc., Roadway Express, Inc., and Yankee Candle Company.

*by reason of Board policy mandating retirement upon attaining age 72

CLAIRE W. GARGALLI	Age 60
Director Since 1992	Term Expires 2003

Director of Various Corporations

Ms. Gargalli served as Vice Chairman, Diversified Search Companies from 1990 to 1998.

Ms. Gargalli is a trustee of Carnegie Mellon University and Middlebury College and she is also a director of Baker Hughes, Inc. and UNOVA, Inc.

RONALD L. KUEHN, JR.	Age 67
Director Since 1992 Term	Expires 2004

Director of Various Corporations

Mr. Kuehn was Chairman, President and Chief Executive Officer of Sonat Inc. from 1986 until its merger with El Paso Corporation in 1999. He served as Chairman of El Paso Corporation through 2000.

Mr. Kuehn is a trustee of Tuskegee University.

Mr. Kuehn is also a director of AmSouth Bancorporation, Dun and Bradstreet Corporation, El Paso Corporation (Lead Director), and Transocean Sedco Forex Inc.

RAYMOND W. LEBOEUF	Age 56
Director Since 1997	Term Expires 2005

Chairman and Chief Executive Officer of PPG Industries, Inc. since 1997

In 1995, Mr. LeBoeuf was elected President and Chief Operating Officer and a director of PPG Industries, Inc. and he assumed his current positions in 1997.

Mr. LeBoeuf is a director of ITT Industries, Inc., a trustee of Robert Morris College and a board member of The Business Roundtable and the Extra Mile Education Foundation.

BENJAMIN F. PAYTON	Age 70
Director Since 1992	Term Expires 2004*

President, Tuskegee University since 1981

Dr. Payton is a member of the Board of Governors of the U.S. Air Force Civil Patrol and a director of the National Action Council for Minority Engineers. He is also on the Board of Directors of the Tuskegee Chamber of Commerce and is on the Royal Council, Alabama Shakespeare Festival. In February 2002, he was appointed by President Bush to be Chairman of the President's Board of Advisors for Historically Black Colleges and Universities.

Dr. Payton is also a director of Liberty Corporation.

*by reason of Board policy mandating retirement upon attaining age 72

G. JACKSON RATCLIFFE, JR.	Age 66
Director Since 1992	Term Expires 2003

Executive Session Presiding Director of Praxair since 2002

Chairman of the Board of Hubbell Incorporated since 1987

Mr. Ratcliffe was also President and Chief Executive Officer of Hubbell Incorporated from 1987 until 2001.

Mr. Ratcliffe is also a director of Barnes Group, Inc., Olin Corporation and Sunoco, Inc.

DENNIS H. REILLEY	Age 50
Director Since 2000	Term Expires 2003

Chairman, President and Chief Executive Officer of Praxair since 2000

Mr. Reilley assumed his current positions when he joined Praxair in 2000. Beginning in 1989, he held senior management positions in DuPont Co.'s Chemicals and Specialties business including Vice President and General Manager of Specialty Chemicals. In May 1999, Mr. Reilley was appointed Executive Vice President and Chief Operating Officer of DuPont with responsibility for Pigments and Chemicals, Specialty Polymers, Nylon and Polyester.

Mr. Reilley is past Chairman of the American Chemistry Council, a member of The Business Roundtable and is on the Executive Committee of the Society of Chemical Industry. He also is a director of Entergy Corporation and Marathon Oil Company.

WAYNE T. SMITH	Age 57
Director Since 2001	Term Expires 2005

Chairman, President and Chief Executive Officer of Community Health Systems, Inc. since 2001

In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a director of Almost Family and a member of the Board of the Federation of American Hospitals.

H. MITCHELL WATSON, JR.	Age 65
Director Since 1992	Term Expires 2004

President, Sigma Group of America since 1992

Mr. Watson is the former President and Chief Executive Officer of ROLM Company.

Mr. Watson is also a director and the non-executive Chairman of MAPICS, Inc.

EXECUTIVE OFFICERS

        The following Executive Officers have been elected by the Board of Directors and serve at the pleasure of the Board. It is expected that the Board will elect officers annually following each Annual Meeting of Shareholders.

        Stephen F. Angel, 47, is an Executive Vice President of Praxair. Prior to joining Praxair in that capacity, Mr. Angel was General Manager for the General Electric Company Industrial Systems Power Equipment business. From 1996 to 1999, he was General Manager, Marketing and Sales, for GE's Transportation Systems business. He assumed his current position in 2001.

        Paul J. Bilek, 55, is an Executive Vice President of Praxair. Prior to assuming this position, Mr. Bilek served as President, North American Industrial Gases from 1996 to 1998. He assumed his current position in 1998.

        David H. Chaifetz, 60, is Vice President, General Counsel and Secretary of Praxair. He assumed his current positions in 1992 upon Praxair's launch as a public company.

        Patrick M. Clark, 41, is a Vice President of Praxair and its Controller. Prior to joining Praxair in those capacities, Mr. Clark was, since 1997, Vice President, Finance and Chief Financial Officer of Enodis North America, a subsidiary of Enodis Plc., a global manufacturer of food equipment. He assumed his current positions in 2002.

        James J. Fuchs, 50, is a Vice President of Praxair, President of North American Industrial Gases, and President, Praxair Canada Inc. Prior to these assignments, Mr. Fuchs served Praxair Asia as a Vice President from 1996 and then as its President from 1998. He assumed his current positions in 2001.

        Ricardo S. Malfitano, 44, is President of White Martins Gases Industriais Ltda. ("White Martins"), Praxair's Brazilian subsidiary, and is a Vice President of Praxair. He served as President, North American Industrial Gases and President, Praxair Canada Inc. from 1998 to 2001. Mr. Malfitano also served as Chief Operating Officer of White Martins from 1997 to 1998. He assumed his current position in Brazil in 2001.

        Dennis H. Reilley, 50. See description under "The Board of Directors."

        James S. Sawyer, 46, is a Vice President of Praxair and its Chief Financial Officer. Mr. Sawyer served as a Vice President of Praxair and as its Assistant Treasurer and then Treasurer from 1992 upon Praxair's launch as a public company until 2000. He was designated Chief Financial Officer in 2000.

        Thomas W. von Krannichfeldt, 53, is an Executive Vice President of Praxair. Mr. von Krannichfeldt also has served as President, Praxair Surface Technologies, Inc. since 1995. He assumed his current position in 1999.

        Alan J. Westendorf, 59, is a Vice President of Praxair and President, Praxair Europe. In 1996, Mr. Westendorf was designated the North American Industrial Gases ("NAIG") Vice President-Sales and became an NAIG Senior Vice President in 1998. He assumed his current positions in 1999.

        Wayne J. Yakich, 45, is a Vice President of Praxair and President, Praxair Distribution, Inc. Mr. Yakich was formerly Vice President, Business Operations for Praxair Distribution. He assumed his current positions in 2000.

SHAREHOLDER RETURN

COMPARISON OF CUMULATIVE TOTAL RETURN1AMONG PRAXAIR, INC.,
S&P 500 INDEX, and S5 MATERIALS INDEX2

	Dec. 31 1997	Dec. 31 1998	Dec. 31 1999	Dec. 31 2000	Dec. 31 2001	Dec. 31 2002
Praxair	$100	$79	$115	$103	$129	$137
S&P 500	$100	$128	$121	$91	$88	$78
S5 Materials	$100	$94	$118	$99	$102	$97

	Dec. 31 2000	Dec. 29 2001	Dec. 31 2002
Praxair	$100	$126	$134
S&P 500	$100	$88	$69
S5 Materials	$100	$103	$98

ASSUMES $100 INVESTED ON DECEMBER 31st OF THE START YEAR IN PRAXAIR COMMON STOCK, THE S&P 500 INDEX AND THE S5 MATERIALS INDEX

Note:	1)	Total return assumes reinvestment of dividends.
	2)	The S5 Materials Index (formerly, the S&P Basic Materials Index) is a published index which covers 34 companies, including Praxair.

EXECUTIVE COMPENSATION

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

        (The five non-employee directors that comprise this Committee have considerable experience in executive compensation issues and management development. None of the members of the Committee has ever been an officer or employee of Praxair or any of its subsidiaries. All of the members of the Committee are independent as defined by the Board of Directors Policy on Independence Standards (See Appendix 2 to this Proxy Statement). In discharging its responsibilities, the Committee employs the services of an independent compensation consultant. The consultant reports directly to the Committee regarding these matters.)

        This report addresses and discloses the Committee's policies and decisions regarding 2002 compensation and long term incentives as they affected the Chief Executive Officer and the four other most highly paid executive officers of Praxair (the five individuals collectively called "the Senior Executives"). These policies and practices also generally affect the compensation of Praxair's other officers and high level executives.

EXECUTIVE COMPENSATION POLICIES AND PRACTICES

        Praxair's executive compensation policies are designed to: (1) align compensation with the company's annual and long term performance goals; (2) attract and retain a highly qualified and motivated management team; (3) reward individual performance; and (4) link the interests of the Senior Executives directly with those of shareholders through the use of Praxair stock as a compensation vehicle.

        The Committee uses the services of an outside compensation consultant to review the competitiveness of the company's compensation programs. Praxair has selected a comparator group of companies from the consultant's database that it considers as an appropriate group of companies against which to compare Praxair for compensation purposes. The comparator group comprises 20 companies from various industries that represent the competitive marketplace for Praxair executives. Since the size of the comparator companies measured by sales varies somewhat, the consultant adjusts its competitive analysis to account for that variable. For purposes of the shareholder return comparisons elsewhere in this proxy statement, Praxair uses an index focussed on the basic materials industry, based on its belief that an industry index is an appropriate peer group for investment comparisons. The companies chosen for the compensation comparator group are not necessarily those represented in the shareholder return comparisons. The Committee believes that Praxair's competitors for executive talent are a broader group of companies and not limited only to the companies in the investment comparison.

        In determining the total compensation opportunity for each Senior Executive, the Committee takes into account the mix of base salary, variable compensation and long term incentives. It targets its compensation decisions to achieve a median total compensation opportunity for comparable jobs within the comparator group. However, since a large portion of the compensation opportunity is determined by performance-based variable compensation, total compensation may be above or below the median based on individual, business unit and/or total company performance.

SALARY

        The Committee reviewed the base salaries of each of the Senior Executives in comparison to the size-adjusted salaries paid for comparable jobs by the companies in the comparator group. Generally, the Committee found that, except for Mr. Reilley, the salaries of the Senior Executives were at approximately the market median. The Committee approved salary adjustments for the Senior Executives based on their individual performance, and their salaries relative to the market. Mr. Reilley's salary was adjusted by 5.7 percent on an annualized basis, effective April 1, 2002 in order to bring his salary up to the market median.

PERFORMANCE-BASED ANNUAL VARIABLE COMPENSATION

        At its January 2002 meeting, the Committee reviewed its method of determining annual variable compensation awards. In view of the Corporation's twin objectives of increasing earnings per share and return on capital, the Committee established growth in sales revenues, net income after tax, and cash flow as the financial measures against which performance would be judged for purposes of annual performance-based variable compensation. Non-financial measures established by the Committee included achievement of agreed upon goals in the areas of safety and environmental performance, Six Sigma and people excellence. Second, the Committee reviewed the current target variable compensation levels as a percentage of base salary. The target levels were found to be consistent with the external market place. The target payout percentages for the Senior Executives range from 55 percent of base salary up to a high of 100 percent of base salary for Mr. Reilley.

        At its January 2003 meeting, the Committee evaluated 2002 performance of the Corporation against its 2002 Annual Business Plan and considered the individual performance of each of the Senior Executives. Regarding the primary measures of performance, namely achievement of financial targets, the Committee concluded that the Corporation achieved improved performance in 2002 compared to 2001 and substantially achieved its annual plan in spite of an extremely challenging external environment in the U.S. and some of Praxair's key international markets such as South America. The Committee also noted that the Corporation achieved record operating results in 2002 and was one of a very few of the basic materials companies (chemicals, paper, minerals, mining, steel) to show improved performance versus the prior year. For 2002, Praxair's total shareholder return was +5.98%. In contrast, the S&P 500 Index declined 22.10%. In addition, most of the 2002 nonfinancial goals noted above either were accomplished or progress was well under way. The Committee also reviewed the performance of the Corporation in comparison to the performance measures established by the Committee in 2002 for the Senior Executives under the Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(M), approved by the shareholders in 2001 to comply with Section 162(m) of the Internal Revenue Code.

        On the basis of the overall performance during 2002 in relation to both financial and non-financial plans, the Committee awarded 2002 performance-based annual variable compensation for the Senior Executives somewhat above the target payout. Mr. Reilley's variable compensation was established at $1,150,000 based on the foregoing considerations.

LONG TERM INCENTIVES

        The Committee granted stock options to Mr. Reilley and the other Senior Executives in January 2002. These options were granted at the closing market price on the date of grant, will vest in January 2003, 2004 and 2005, and have a ten year term. Mr. Reilley's grant was for 220,000 options. These grants were based on a competitive evaluation of the long term incentive component of compensation for chief executive officers and comparable Senior Executives in the Corporation's peer group of comparator companies.

        The Committee made annual stock option grants to 101 executive officers, officers, and other key employees (excluding the Senior Executives) at its December 2001 meeting. These options were granted at the closing market price on the date of grant, will vest in December 2002, 2003 and 2004, and have a ten year term. These grants constituted the long term incentive component of pay for 2002.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION EXPENSE

        Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the tax deduction that Praxair may take with respect to the compensation of certain executive officers, unless the compensation is "performance-based" as defined in the Code. In order to insure full deductibility for 1996 and future years, the shareholders adopted in 1996, and reapproved in 2001, a plan for determining performance- based annual and long term incentives that is designed to comply with the IRS requirements for deductibility.

CONCLUSION

        The Praxair compensation program described above closely links pay with performance and the creation of shareholder value. The Committee believes that the program has been and will continue to be successful in supporting Praxair's financial, growth and other business objectives.

The Compensation and Management Development Committee

Ronald L. Kuehn, Jr., Chairman Claire W. Gargalli Raymond W. LeBoeuf G. Jackson Ratcliffe, Jr. H. Mitchell Watson, Jr.

TABLE 1

        SUMMARY COMPENSATION TABLE

Long Term Compensation
	Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation(2) ($)	Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation(3) ($)
Dennis H. Reilley Chairman, President and Chief Executive Officer(4)	2002 2001 2000	912,500 856,250 657,971	1,150,000 750,000 660,000	— 169,779 181,671	0 0 985,938	(5)	220,000 165,000 400,000	0 0 0	34,219 32,173 24,835
Paul J. Bilek Executive Vice President	2002 2001 2000	480,500 467,250 437,500	415,200 326,400 355,000	9,226 7,253 7,888	0 0 0		55,000 55,000 0	0 0 0	16,245 24,955 23,659
Stephen F. Angel Executive Vice President(6)	2002 2001 2000	415,000 276,190 —	361,000 276,000 —	51,162 39,612 —	0 926,000 —	(5)	55,000 225,000 —	0 0 —	4,687 4,232 —
Thomas W. von Krannichfeldt Executive Vice President	2002 2001 2000	451,250 442,000 430,000	262,600 173,900 200,000	20,422 62,313 130,786	0 0 0		32,500 35,000 0	0 0 0	16,922 28,793 15,987
James S. Sawyer Vice President and Chief Financial Officer	2002 2001 2000	373,250 361,250 306,250	298,400 216,900 205,000	6,630 4,820 4,556	0 0 0		46,800 35,000 10,000	0 0 0	13,997 16,799 14,156

(1)
Reported in this column are annual awards that Praxair characterizes as Performance Based Annual Variable Compensation. Twenty percent of the variable compensation paid for the three listed years was paid in the form of Praxair Common Stock or, at the officer's option, at least 20% was deferred into "deferred stock" units.
(2)
Represents the value of the discount from the market value of Praxair's Common Stock that is, in effect, received by individuals who have deferred variable compensation or base salary earned in the listed years into discounted "deferred stock" units under Praxair's deferred compensation plan for management. Compensation that is placed in this option must be so deferred for a minimum of 5 years. This column also includes the value of personal benefits received in 2000 and 2001 by Mr. Reilley and Mr. von Krannichfeldt. Major components of these personal benefits are as follows:

	Mr. Reilley		Mr. von Krannichfeldt
	2000	2001	2000	2001
Relocation expenses	$44,839	$28,500	$63,563	$25,769
Reimbursement of taxes	$48,516	$37,636	$54,556	$19,393

(3)
Amounts reported in this column for 2002 represent the Praxair Savings Plan Company Match (including both qualified and unqualified match amounts) received by the executive in that year.
(4)
Mr. Reilley joined Praxair, Inc. on March 6, 2000.
(5)
Mr. Reilley was granted 25,000 shares of restricted stock on February 22, 2000. The dollar amount reported in 2000 is calculated according to SEC rules and equals the number of shares granted times the closing market price of Praxair, Inc.'s Common Stock on the date of grant. As of December 31, 2002, Mr. Reilley held a total of 25,000 shares of restricted stock. All of these shares are currently unvested and have a "value" of $1,444,250 on that date. This "value" is calculated according to SEC rules by assuming that all such shares are vested at 2002 year-end and by using the closing market price of Praxair, Inc.'s Common Stock as of December 31, 2002 ($57.770 per share). These shares actually vest in stages beginning in 2006. Mr. Angel was granted 20,000 shares of restricted stock on April 23, 2001. As of December 31, 2002, Mr. Angel held 20,000 shares of unvested restricted stock having a "value" of $1,155,400 on that date. These shares actually vest in stages beginning in 2003. Dividends are paid on Mr. Reilley's and Mr. Angel's restricted stock.
(6)
Mr. Angel joined Praxair on April 23, 2001.

TABLE 2

        OPTION GRANTS IN LAST FISCAL YEAR

	INDIVIDUAL GRANTS				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price ($)	Expiration Date	If stock at $89.361/sh 5% ($)	If stock at $142.293/sh 10% ($)
Dennis H. Reilley	220,000	16.9%(8.9%)(2)	$54.86	1/02/2012	$7,590,255	$19,235,196
Paul J. Bilek	55,000	4.2%(2.2%)(2)	54.86	1/02/2012	1,897,564	4,808,799
Stephen F. Angel	55,000	4.2%(2.2%)(2)	54.86	1/02/2012	1,897,564	4,808,799
Thomas W. von Krannichfeldt	32,500	2.5%(1.3%)(2)	54.86	1/02/2012	1,121,288	2,841,563
James S. Sawyer	46,800	3.6%(1.9%)(2)	54.86	1/02/2012	1,614,654	4,091,851

(1)
Potential realizable value is the pre-tax gain that an option holder would realize at the time of the option expiration date if (a) he or she woul d exercise all of the options on their expiration date, and (b) Praxair's stock price grew between the date of grant and the exercise date at the annual rate assumed in the column. This pre-tax gain is calculated by multiplying the number of options by the difference between the assumed stock price on the option expiration date and the option exercise price. The hypothetical values reflected in this table represent assumed rates of appreciation only; which rates are set by SEC rules. Actual gains, if any, on stock option exercises and common stock holdings are dependent on, among other factors, the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this Table will be achieved.

(2)
These 1/2/2002 options and 12/31/2001 options granted to other employees are all part of the same grant authorized by the Compensation and Management Development Committee in December 2001. SEC rules require percentages in this Table to be calculated on a strict fiscal year basis. The percentages in parentheses take into account the 12/31/2001 options and are offered as supplemental data for shareholders' information.

TABLE 3

        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at FY-end (#)
	Shares Acquired on Exercise (#)				Value(1) of Unexercised In-the-Money Options at FY-end ($)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dennis H. Reilley	0	$0	583,333	201,667	$9,058,899	$1,183,051
Paul J. Bilek	40,000	1,475,550	181,999	55,001	2,613,297	557,523
Stephen F. Angel	0	0	93,333	186,667	920,349	1,840,701
Thomas W. von Krannichfeldt	33,000	404,314	74,166	33,334	875,653	223,472
James S. Sawyer	29,000	975,397	83,433	42,867	1,110,552	251,213

(1)
Before Taxes. The reported dollar value is based on the difference between the exercise price of the outstanding option and the market price of Praxair's Common Stock at the close of trading on December 31, 2002. The market price on this date was $57.770 per share.

Defined Benefit or Actuarial Plans

        Table 4 illustrates the estimated annual benefits payable from Praxair's Retirement Program at retirement at age 65 based on the assumptions shown. Calculation of benefits is uniform for all participants in the Retirement Program, including the named executives.

TABLE 4

        PENSION PLAN TABLE

Average Annual Remuneration Used for Calculating Retirement Benefits
	Estimated Annual Retirement Benefits at Age 65 for the Years of Company Service Credit Indicated
	15 Yrs	20 Yrs	25 Yrs	30 Yrs	35 Yrs	40 Yrs	45 Yrs
$250,000	$56,250	$75,000	$93,750	$112,500	$131,250	$150,000	$168,750
500,000	112,500	150,000	187,500	225,000	262,500	300,000	337,500
750,000	168,750	225,000	281,250	337,500	393,750	450,000	506,250
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000	675,000
1,250,000	281,250	375,000	468,750	562,500	656,250	750,000	843,750
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000	1,012,500
1,750,000	393,750	525,000	656,250	787,500	918,750	1,050,000	1,181,250
2,000,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000	1,350,000
  •
  Amounts shown are computed based upon straight life annuity amounts and are subject to an offset for Social Security benefits. Annual retirement benefits for program participants are based on salary and bonus (variable compensation) payments as set forth in Table 1. For purposes of determining the average annual remuneration used for calculating retirement benefits, the three highest annual rates of salary and the three highest variable compensation payments received by the retiree during the previous ten years are averaged. No other forms of remuneration are included. This table reflects the combination of qualified and non-qualified pension benefits.

  •
  Credited years of service as of March 1, 2003 are as follows: Dennis H. Reilley, 28 years; Paul J. Bilek, 34 years; Stephen F. Angel, 2 years; Thomas W. von Krannichfeldt, 27 years; James S. Sawyer, 17 years.

  •
  Credited years of service for Dennis H. Reilley represent combined service with Praxair, Inc. and DuPont. Mr. Reilley joined Praxair, Inc. on March 6, 2000 and at that time received credit for 25.75 years of service with DuPont.

  •
  Credited years of service reported for Thomas W. von Krannichfeldt represent combined service with Praxair, Inc. and Praxair Surface Technologies (Europe) S.A.

  •
  Mr. Reilley and Mr. von Krannichfeldt are each eligible for retirement benefits under the Praxair, Inc. Retirement Plan. Upon their retirements, each will receive retirement benefits under this Plan based on his combined Praxair and former employer service, less an offset for benefits received under the former employer's retirement plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        Praxair has entered into identical Severance Compensation Agreements (the "Agreements") with Dennis H. Reilley, Paul J. Bilek, Stephen F. Angel, Thomas W. von Krannichfeldt, James S. Sawyer, and certain other employees. The Agreements are designed to retain the executives and provide continuity of management in the event of any actual or threatened change in control of Praxair. The Agreements specify circumstances which shall constitute a "Change in Control" for these purposes. These circumstances include, among others and subject to the qualifications set forth in the

Agreements: (1) any consolidation or merger in which Praxair is not the continuing or surviving corporation; (2) the sale, lease, exchange or transfer of all or substantially all of the assets of the Corporation; (3) acquisition by a person or group of more than 20% of Praxair's outstanding shares; and (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office prior to the change. The Agreements provide that if the executive's employment is terminated under specified conditions after such a change in control, then the executive will be entitled to receive: (a) accrued salary, incentive compensation and benefits; (b) enhanced life, disability, accident, health insurance and pension benefits; (c) a lump sum payment equal to three times the sum of the executive's salary, bonus and annualized long term incentive grants (stock options); (d) reimbursement for certain of the executive's tax liabilities; and (e) outplacement and financial counseling benefits. Payments will be made by Praxair or through a grantor trust adopted by Praxair.

        The Agreements renew automatically for one year terms, unless Praxair or the executive gives notice of termination of the Agreement. Notwithstanding any such notice of termination, if a change in control occurs during the original or extended term of an Agreement, then the Agreement is automatically renewed for a period of 24 months beyond the term then in effect. The Agreement terminates if the executive's employment with Praxair is terminated by the executive or Praxair prior to a change in control.

THE INDEPENDENT ACCOUNTANTS

Auditor Selection and Attendance at the Meeting

        PricewaterhouseCoopers LLP served as Praxair's independent accountants for the year ended December 31, 2002 and has been selected by the Board of Directors to serve in such capacity for the year ending December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Auditor Independence

        As noted in the Audit Committee Charter at Appendix 3 to this Proxy Statement and in the Audit Committee Report presented at page 25 of this Proxy Statement, the independent accountants report directly to that Committee and that Committee is charged with evaluating their independence. To help assure this independence, the Audit Committee has established a policy whereby all non-audit engagements of the outside auditor must be approved in advance by the Committee or its Chairman, has set forth limitations codifying its bias against such engagements, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent accountant fees, such non-audit engagements were limited to less than 60% of audit fees in 2002. In addition, the Audit Committee has established a policy whereby no former employee of the independent accountant may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Accountantss

        Audit Fees.    PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $2,762,000 and $2,463,000 for professional services rendered in 2002 and 2001, respectively, for the audit of Praxair's annual financial statements, the reviews of the financial statements included in Praxair's reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

        Audit-Related Fees.    PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $401,000 and $269,000 for assurance and related services rendered in 2002 and 2001, respectively, that are reasonably related to the performance of the audit or review of Praxair's financial statements other than the fees disclosed in the foregoing paragraph. These fees relate primarily to due diligence services and audits of pension plans.

        Tax Fees.    PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $984,000 and $1,022,000 for professional services rendered in 2002 and 2001, respectively, for tax compliance, tax advice, and tax planning.

        Financial Systems Design and Implementation Fees.    None in 2002 and 2001.

        All Other Fees.    PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $269,000 and $234,000 for products and services rendered in 2002 and 2001, respectively, other than those reported in the foregoing paragraphs. These services relate primarily to consulting and advice related to local country issues for overseas subsidiaries.

AUDIT COMMITTEE REPORT

        The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent", as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended by the Board on October 22, 2002. A copy of the current Committee Charter is attached as Appendix 3 to this Proxy Statement.

        As set forth in the Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company's financial statements; (2) the Company's accounting and financial reporting principles; and (3) internal controls and procedures designed to assure compliance with applicable laws, regulations, and standards. The independent accountants are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

        The Committee has discussed with the independent accountants their independence from the Company and its management. The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also received written confirmations with respect to non-audit services provided to the Company by the independent accountants in calendar year 2002 and those planned for 2003. The Committee has considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers' independence.

        In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to certify that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's independent accountants are in fact "independent".

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

The Audit Committee

  H. Mitchell Watson, Jr., Chairman
  Alejandro Achaval
  Ronald L. Kuehn, Jr.
  Benjamin F. Payton
  Wayne T. Smith

SHAREHOLDER PROPOSAL
(Item 2 on the proxy form)

        A shareholder has submitted the following proposal. The proponent's name, address and number of shares owned will be provided by Praxair upon request. Your Board's statement in opposition to this proposal is on the next page.

Proponent's Statement:

        2—Shareholder Vote on Poison Pills
This topic won an average 60%-yes vote at 50 companies in 2002

        This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

  Harvard Report

        A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

        Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

        Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

  Council of Institutional Investors Recommendation

        The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

Shareholder Vote on Poison Pills
Yes on 2

SHAREHOLDER PROPOSAL
(Item 2 on the proxy form)

         YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL

Your company's excellent earnings and stock price performance in relation to peer companies, especially during the recent market downturn, demonstrates the total lack of correlation between shareholder rights plans and performance. See graphs of Praxair, Inc.'s shareholder return elsewhere in this Proxy Statement.

        The shareholder rights plan should be judged in the context of your company's excellent governance practices which are summarized in the Governance Guidelines elsewhere in this Proxy Statement. Indeed, the general study cited by the proponent asserts a correlation of poor performance with a rights plan only as part of an index covering 23 other governance practices. Therefore, the study is substantially irrelevant to the question of the value and appropriateness of a shareholder rights plan by itself.

        Other studies show that shareholders receive higher premiums in takeovers where a shareholder rights plan is in place. This finding is consistent with the main purpose of such a plan which is to provide time and bargaining power for your Board to consider alternate offers and to negotiate the best price for you.

        The real issue is the independence of your Board.    The oft-stated argument that a rights plan can be potentially used improperly to entrench management to the detriment of shareholders speaks not to the merits of the rights plan itself but to the independence, or lack thereof, of any Board that would so improperly use it. Elsewhere in this Proxy Statement you will see the independence standards to which non-employee members of your Board must adhere.

        Alignment with your financial interests is assured by your Board's stock ownership as shown elsewhere in this Proxy Statement; and the stock ownership guidelines imposed on your company's directors helps to assure that this alignment will continue.

        Your Board believes that it has a fiduciary duty to you to have in place a shareholder rights plan or some other means of protecting you from abusive takeover attempts, of evaluating offers, and of negotiating the best price for you. Considering the size of your company, it is your Board's view that it would be irresponsible not to provide itself sufficient leverage to force a would-be acquirer to negotiate with the Board so as to achieve the best possible outcome for you.

        Your Board's decision to replace the expiring rights plan was reached after consultation with, and based on the advice of, independent outside counsel.

        Your company has had in place a rights plan ever since its launch as a public company in 1992, and it is not aware of a single shareholder complaint concerning its existence during that time. Your company is just one of many companies to have received a nearly identical proposal from the proponent. Your Board believes that this proposal has nothing to do with your company's specific circumstances or with its performance on your behalf.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of SEC Forms 3, 4 and 5 furnished to Praxair and written representations to the effect that no Form 5 is required, Praxair believes that during the period January 1, 2002 to December 31, 2002, all reports required by Section 16(a) of the Securities and Exchange Act of 1934 have been filed by its officers and directors.

Shareholder Proposals For The 2004 Annual Meeting

        To be included in Praxair's proxy statement and form of proxy, proposals of shareholders intended to be presented to Praxair's 2004 Annual Meeting of Shareholders must be received at Praxair's principal executive offices by November 11, 2003. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair's Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 20, 2004. Shareholder proposals should be directed to the Assistant Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

        The Governance and Nominating Committee will consider candidate nominees for election as director who are recommended by shareholders. Recommendations should be sent to the Secretary of Praxair and should include the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in the Proxy Statement and will serve as a director if elected. In order for any candidate to be considered by the Governance and Nominating Committee and, if nominated, to be included in the Proxy Statement, such recommendation must be received by the Secretary on or before the November 1 preceding the annual meeting at which directors will be elected by the shareholders.

Annual Reports

        Shareholders of record on February 24, 2003 should have received a copy of Praxair's 2002 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please write to the Assistant Corporate Secretary at the address below and a copy will be sent to you.

        IN ADDITION, A COPY OF PRAXAIR'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 IS AVAILABLE TO EACH RECORD AND BENEFICIAL OWNER OF PRAXAIR'S SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE ASSISTANT CORPORATE SECRETARY, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-1, DANBURY, CT 06810-5113.

Cost Of Proxy Solicitation

        The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair's stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of $7,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., Inc.

BY ORDER OF THE BOARD OF DIRECTORS
DAVID H. CHAIFETZ, Vice President, General Counsel and Secretary
February 28, 2003

YOU ARE URGED TO PROMPTLY COMPLETE AND FILE A PROXY

APPENDIX 1
Praxair, Inc. Proxy Statement
February 28, 2003

CORPORATE GOVERNANCE GUIDELINES

        The Corporation shall comply with all applicable legal requirements and New York Stock Exchange standards; and the Board shall adopt such additional practices and structures that it believes will improve the Corporation's governance so as to better serve the interests of the shareholders and the other constituencies of the Corporation.

Business Integrity, Ethics and Compliance with Laws.The Board believes that a strong integrity, ethics, and compliance culture is (1) a social obligation to those impacted by the Corporation, (2) necessary for maintaining investor trust, and (3) a necessary condition for effective corporate governance, the absence of which cannot be overcome by formal practices and structures. The Board believes further that such culture must be driven by example and emphasis at the top of the organization.

  •
  The Board shall adopt and periodically review a Corporate Policy on Compliance with Laws and Business Integrity and Ethics, and such policy shall be equally applicable to the directors of the Corporation as it is to its officers and employees.

  •
  The Board, acting through its Audit Committee, shall oversee and monitor management's development and operation of preventative, reporting, investigation, and resolution programs for implementing that policy.

  •
  Ethical values and performance shall be significant factors in the selection of directors, the CEO, and senior management.

  •
  Each elected officer of the Corporation shall be accountable to the Board for policy compliance within his/her areas of responsibility and compliance performance shall be considered in the performance reviews and compensation determinations for such officers.

Role of the Board of Directors. The duties of the Board are largely defined by Delaware law, federal statutes and regulations (notably those of the Securities and Exchange Commission), and New York Stock Exchange Listing Standards. The Board shall focus its priorities on the following core responsibilities:

  •
  Advice and counsel to management regarding significant issues facing the Corporation.

  •
  Assessing the performance of the Chief Executive Officer and senior management and setting compensation accordingly.

  •
  Succession planning and management development.

  •
  Overseeing the Corporation's integrity and ethics, compliance with laws, and financial reporting.

  •
  Evaluating and approving the Corporation's strategic direction and initiatives and monitoring implementation and results.

  •
  Monitoring the Corporation's operating results and financial condition.

  •
  Understanding and assessing risks to the Corporation and monitoring the management of those risks.

Board and Committee Effectiveness Assessment. To assure that it is effectively fulfilling its role, the Board must periodically reflect on its own performance.

  •
  At least annually, the Board shall assess the Corporation's governance practices and structures; and its effectiveness as a Board in fulfilling its responsibilities and in addressing the issues facing the Corporation.

  •
  The Governance & Nominating Committee shall be responsible for organizing and initiating this assessment and shall take into account the views and recommendations of recognized governance authorities.

  •
  Each Board Committee, under the leadership of its Chairman, shall conduct a self-assessment of its effectiveness at least annually, including a review of its charter from the Board.

Board Leadership. Combining the positions of Chairman and Chief Executive Officer provides the most effective leadership model for this Corporation but, in order to assure a proper balance between the Chairman/CEO and the independent directors, and to assure effective leadership in the event of a contingency:

  •
  Regular private meetings of the independent directors shall be scheduled no less than quarterly.

  •
  The independent directors shall elect an Executive Session Presiding Director (PD) to preside at such meetings and to provide leadership in the event of the incapacitation of the Chairman or of a crisis or other event or circumstance which would make management leadership inappropriate or ineffective.

  •
  The PD shall be responsible for conducting at least annually a formal performance review of the Chief Executive Officer.

  •
  The PD may periodically advise the Chief Executive Officer of the views of the independent directors. However, it is vitally important that the Chief Executive Officer have a frank and open relationship with each director and each director must assume the responsibility of communicating frank advice and counsel directly to the Chief Executive Officer.

  •
  The Chairman shall insure that the Board's agendas, schedules, and information flow to the directors provide adequate focus, time, and background for the Board to fulfill its core responsibilities.

  •
  The Chairman shall insure that each Committee's agendas cover every item of the Committee's responsibility as set forth in the Committee's charter as adopted by the Board.

  •
  Each director shall have the right to request that items be added to the Board and Committee agendas, that additional time be allocated to discussion of an issue, and that additional information be provided by management or other sources.

  •
  The Board shall have access to management other than the Chief Executive Officer for the purposes of information gathering and management assessment and development.

Board Structure. Much of the oversight work of the Board shall be done through specialized Committees in which a focus and expertise can be brought to bear on important issues.

  •
  As a minimum, the Board shall have standing Committees as follows: an Audit Committee, a Governance & Nominating Committee, a Compensation & Management Development Committee, and a Finance & Pension Committee.

  •
  Each of the foregoing Committees shall be comprised only of independent directors.

  •
  The Board shall formally adopt a written charter for each Committee specifying in detail the responsibilities delegated to that Committee.

  •
  Each Committee Charter shall provide authority to the Committee to retain and pay such external advisors as it deems necessary to fulfill its obligations.

  •
  Each Committee shall regularly report to the full Board on its reviews, actions, decisions and recommendations.

  •
  While director qualifications, anticipated retirement dates, and other considerations may constrain strict adherence to any fixed rotation policy, it shall be the goal of the Board to regularly rotate Committee Chairs and members every 3-5 years while maintaining at all times on each Committee some number of members having reasonable tenure and experience in the Committee.

  •
  The Governance & Nominating Committee shall review Committee membership at least annually and recommend to the Board any changes that may be appropriate; and the Board shall appoint Committees annually at the meeting immediately following the Annual Shareholders' Meeting.

Board Independence and Shareowner Representation. The Board recognizes its duties to the shareowners of the Corporation and believes that it can best fulfill those responsibilities by being and acting independent of management.

  •
  A substantial majority of the Board shall be independent.

  •
  The Board shall establish and periodically review independence standards for service on the Corporation's Board.

  •
  Board members and candidates shall be periodically evaluated for compliance with these independence standards.

  •
  Director stock ownership guidelines shall be established to insure that each director has sufficient meaningful long term stake in the performance of the company to be aligned with the interests of long term shareowners; but not so substantial to the individual's total wealth as to potentially compromise the director's independence or willingness to raise issues that may adversely affect the short-term market price.

Director Qualifications and Performance. The Board acknowledges the importance of insuring that it has the mix of perspectives, experience and competencies that are appropriate to the Corporation's strategies, and its business, market, geographic, and regulatory environments. The Board also recognizes that its effectiveness is dependent on having directors who have the time to focus on the Corporation's issues, and who contribute to an open Board culture that encourages frank discussion and free exchange of information.

  •
  The Governance & Nominating Committee shall be responsible for evaluating the mix of Board member skills required in connection with filling any vacancy on the Board.

  •
  The Committee shall take into account the Chief Executive Officer's views as to areas in which management desires additional advice and counsel.

  •
  It shall be the Board's policy that any director whose principal employment materially changes from that in effect at the time s/he was first selected for service on the Corporation's Board shall offer his or her resignation as a director.

  •
  The Board shall establish, and periodically review, a policy limiting each director's service on other public company Boards and Audit Committees to assure that the Corporation's directors are able to provide sufficient focus on their responsibilities to this Board.

  •
  The Board shall establish such tenure policies as it deems necessary to maintain an appropriate balance between fresh perspectives and energy and institutional experience and knowledge of the Corporation.

  •
  The full Board's self-assessment of its effectiveness shall include questions regarding the preparedness and contributions of directors generally. The Governance & Nominating Committee shall provide feedback to directors and suggest additional training as deemed appropriate based on this self-assessment.

  •
  The Governance & Nominating Committee shall privately consider measures of director effectiveness when recommending an incumbent director for re-election.

  •
  Directors shall be periodically offered self-assessments as a way to communicate expectations and the factors by which effective directorship can be measured, to encourage reflection and self-improvement, and to provide another means for directors to identify their requests for additional training or orientation to assist them in discharging their duties as directors.

Director Training.

  •
  Each director is responsible for his or her own continuing education.

  •
  Management shall periodically identify for the Board third party-provided continuing education programs and the Corporation shall sponsor the attendance of any director who wishes to attend any such program, as well as attendance at other like programs that may be identified by the director.

  •
  Management shall annually conduct training related to matters within the oversight responsibilities of the Audit Committee, and non-Audit Committee members shall be free to attend as well.

  •
  The Corporate Secretary will be responsible for designing and organizing an orientation program tailored to the needs of any new director.

Director Compensation. Compensation for the non-management directors' service to the Corporation shall be based on the following principles:

  •
  Total compensation shall be competitive with that of the largest 200 U.S. public companies.

  •
  Compensation arrangements shall be flexible enough to allow each director to balance a mix of equity and cash according to his/her own needs keeping in mind the Board's mandatory guidelines for achieving and maintaining stock ownership.

  •
  Some portion of directors' compensation will be comprised of long-term incentives which parallel the types of long term incentives granted by the Board to senior management.

APPENDIX 2
Praxair, Inc. Proxy Statement
February 28, 2003

BOARD POLICY
INDEPENDENCE STANDARDS

        In order for a director to be "independent" for purposes of service on the Praxair, Inc. Board of Directors, s/he must:

  1.
  Not have been an employee within the last five years and never have been an officer of the Corporation.

  2.
  Not be an employee of a company on who's Compensation Committee an executive officer of Praxair, Inc. sits.

  3.
  Not be affiliated with or employed by a present or former auditor of Praxair, Inc. or its subsidiaries within the five years after the end of either the affiliation or the auditing relationship.

  4.
  Not have an immediate family member(1) who is or has been (a) an officer of Praxair, Inc. within the last 5 years, (b) an employee of a company on who's Compensation Committee an executive officer of Praxair, Inc. sits, or (c) affiliated with or employed by a present or former auditor of Praxair, Inc. or its subsidiaries within the five years after the end of either the affiliation or the auditing relationship.

  5.
  Not be an immediate family member(1) of any executive officer, or any other director, of Praxair, Inc.

  6.
  Not have received any compensation from Praxair, Inc. or its subsidiaries, directly or indirectly (including, for example fees paid to an advisory firm in which the director is a partner or has a greater than 10% equity or voting interest whether or not the director personally provided the service), as an advisor or consultant within the last 5 years.

  7.
  Not have received from Praxair or any executive officer of Praxair any compensatory fees or personal benefits other than standard arrangements applicable to directors generally.

  8.
  Not have had a personal services contract with Praxair, Inc. or any of its subsidiaries, or with any executive officer of Praxair, Inc., within the last 5 years.

  9.
  Not be an executive officer, partner or greater than 10% owner of any company supplying or receiving goods and services to or from Praxair, Inc. and its subsidiaries unless such goods and services are supplied in the ordinary course of business on an arms-length basis and their value does not exceed 5% of the consolidated gross revenues of either company.

  10.
  Not be an executive officer, partner or greater than 10% owner of any company to which Praxair, Inc. or its subsidiaries is indebted in an aggregate amount in excess of 5% of Praxair's consolidated assets.

  11.
  Not be, nor may any immediate family member(1) be, (a) indebted to Praxair, Inc. or its subsidiaries in an amount greater than $60,000, (b) an executive officer, partner or greater than 10% owner of any entity that is so indebted, or (c) a trustee of, or have a substantial beneficial interest in, any trust or other estate that is so indebted.

  12.
  Not have, nor may immediate family member(1) have, any direct or indirect material interest in an transaction or series of transactions to which Praxair, Inc. or its subsidiaries is a party and in which the transaction amount exceeds $60,000 (other than interests that arise solely from an aggregate ownership of less than 10% of Praxair or an entity furnishing services to Praxair).

  13.
  Not be a director pursuant to any arrangement or understanding with another person or group.

  14.
  Not be, nor may an immediate family member(1) be, an employee, officer or director of a foundation, university or other non-profit organization that receives, or has received, from Praxair, Inc., its subsidiaries or Praxair Foundation, Inc. in any of the last 5 years grants or endowments greater than $100,000 or greater than 1% of the total donations received by the entity in that year.

  15.
  The Board will also evaluate, on a case by case basis, any other relationship, direct or indirect, between a director and Praxair and its officers which might have the appearance of potentially impairing the director's independence of judgment. Special attention will be paid to:

  a.
  Coincident service on a non-profit or charitable Board by the director and a Praxair, Inc. officer, or the immediate family members(1) of any of them.

  b.
  Close personal relationships between the director and any executive officer.

(1)
"immediate family member" means any of the person's spouse, parents, children, siblings, mothers-and fathers-in-law, son- and daughters-in-law, and brother- and sisters-in-law and anyone who shares the person's home.

APPENDIX 3
Praxair, Inc. Proxy Statement
February 28, 2003

CHARTER
AUDIT COMMITTEE

        The Board of Directors (the "Board") of Praxair, Inc. (the "Corporation") shall appoint the Audit Committee (the "Audit Committee") which shall be constituted and have the responsibility and authority as described herein.

Composition

        The Audit Committee shall meet the size, independence and experience requirements of applicable statutes and the New York Stock Exchange Listing Standards, as may be in effect from time to time.

Responsibility

        The Audit Committee's primary responsibility shall be to provide advice and counsel to management regarding, and assist the Board in the oversight of, (a) the integrity of the financial statements of the Corporation, (b) the Corporation's compliance with legal and regulatory requirements, (c) the independence and qualifications of the Corporation's external auditors, and (d) the performance of the Corporation's internal audit function and external auditors.

        In carrying out its responsibilities, the Audit Committee shall undertake the following activities:

Independent Audit

  1.
  Appoint the independent auditor to audit the financial statements of the Corporation. Such independent auditor shall report directly to the Audit Committee.

  2.
  Evaluate the performance of the independent auditor and, if necessary, replace the independent auditor. Obtain and review written periodic reports at least annually from the independent auditor describing (a) the auditing firm's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, respecting one or more independent audits carried out by the firm, and (c) any steps taken to deal with such issues.

  3.
  Approve all audit engagement fees and terms for the independent auditor. Pre-approve all non-audit engagements or services with or by the independent auditor. The Committee may delegate to one or more Committee members the authority to pre-approve such non-audit services between regularly scheduled meetings provided that such approvals are reported to the full Committee at the next Committee meeting.

  4.
  Obtain and review written periodic reports at least annually from the independent auditor delineating all relationships between the independent auditor and the Corporation. This report shall be consistent with the requirements of the Independence Standards Board (currently, Standard #1 regarding independence discussions with Audit Committees) regarding the auditor's independence. The Audit Committee shall actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor, and if necessary, take appropriate action to insure that the Corporation has an auditor that is independent in fact.

  5.
  Meet with the independent auditor to review the planning of the audit including scope, staffing, locations, reliance on management and corporate audit participation, and general audit approach.

  6.
  Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Corporation's response to that letter and resolve any disputes between management and the independent auditor. Obtain and review timely reports from the independent auditor on other material written communications between management and the independent auditor such as any management letter or schedule of unadjusted differences.

  7.
  Discuss with the independent auditor the required communications with Audit Committees as prescribed by the Auditing Standards Board. (currently, Statement #1 regarding communication with the Audit Committee).

  8.
  Discuss with the independent auditor whether it has identified the existence of any issues of the type described in Section 10A of the Securities Exchange Act of 1934 (concerning detection of illegal acts).

  9.
  Establish clear policies for the Corporation regarding the hiring of employees or former employees of the independent auditors.

Financial Reporting

  1.
  Review the Corporation's annual audited financial statements and the report thereon and the Corporation's quarterly financial statements with the independent auditor and management (including, without limitation, footnotes and the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations"). With respect the annual audited financial statements, such review shall take place prior to their publication and the Committee shall recommend to the Board their inclusion in the Corporation's Annual Report to Shareholders and its annual report on Form 10-K.

  2.
  Review with management and the independent auditor the Corporation's earnings press releases prior to their release to the public. The chair of the Committee may represent the entire Audit Committee for purposes of this review.

  3.
  Periodically review and discuss financial information and earnings guidance provided to analysts and rating agencies. The foregoing shall supplement (a) the full Board's periodic review of investor relations activities, and (b) the Finance and Pension Committee's periodic review of credit rating results and oversight of the Corporation's dealings with credit rating agencies.

  4.
  Discuss with management and the independent auditors any significant issues regarding accounting principles, practices and judgments made in connection with the preparation of the Corporation's financial statements. Obtain and review a report from the independent accountants regarding all critical accounting policies to be used in the Corporation's financial statements including major changes thereto and including also; (a) all alternative treatments of financial information within GAAP that have been discussed with management, (b) the ramifications of the use of such alternative disclosures and treatments, and (c) the treatment preferred by the independent auditor.

  5.
  Review the Corporation's disclosure controls and procedures, and management's assessment thereof.

Internal Controls

  1.
  Review the global corporate audit function, its performance, the adequacy of its resources and the competence of its staff, audit risk considerations and areas of audit emphasis. Review the cooperation afforded, or the limitation or pressures, if any, imposed by management. Review and ratify the appointment of the Director, Corporate Audit.

  2.
  Obtain and review periodic reports on the corporate audit department's significant recommendations to management and management's responses, particularly with respect to identified audit risk considerations.

  3.
  Obtain and review periodic reports at least annually from management and the independent auditors assessing the effectiveness of the Corporation's internal control structure and procedures for financial reporting and including; (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, (b) any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls, (c) all significant changes to internal controls, including corrective actions, since the last report to the Committee.

  4.
  Review the Corporation's computerized information systems, applications and related controls, including security and contingency plans.

Other Control Issues

  1.
  Meet at least annually with the Chief Financial Officer, Controller, Director of Corporate Audit, and the independent auditor in separate private sessions.

  2.
  Discuss with the independent auditor the annual review of the executive officers' and directors' expense accounts and perquisites.

  3.
  Review with the Corporation's General Counsel legal matters that may have a material impact on the financial statements, the Corporation's compliance with legal and regulatory requirements and the Corporation's code(s) of business conduct and ethics, and any material reports or inquiries received from regulators or governmental agencies.

  4.
  Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls and auditing matters.

  5.
  Establish procedures for the confidential, anonymous submission by the Corporation's employees of concerns regarding questionable accounting or auditing matters.

  6.
  Review and discuss guidelines and policies by which the Corporation undertakes risk assessment and risk management.

  7.
  Review the Corporation's tax planning efforts, taxing authority developments, pending audits, and the adequacy of tax reserves.

  8.
  Review periodically the Limits of Authority of the Chief Executive Officer and, in consultation with other relevant Committees, recommend to the Board changes thereto.

Committee Reports and Assessments

  1.
  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

  2.
  Prepare the required written confirmation to the New York Stock Exchange at least once a year or upon any changes to the composition of the Audit Committee.

  3.
  Review and reassess the adequacy of this Charter annually and submit any changes to the Board for approval.

  4.
  Conduct an evaluation of the Committee's performance at least annually.

        The Audit Committee shall meet at least three times a year. The Committee Chairman shall have the authority to call a special meeting of the Committee whenever s/he deems such meeting necessary or desirable.

        The Chairman shall regularly make a report to the Board regarding the Committee's activities.

        The Committee shall have the authority to designate, and delegate duties to, such standing and ad-hoc sub-committees as it deems necessary or desirable.

        A majority of the members of the Committee shall constitute a quorum for the transaction of business, subject to the provisions of Article II, Section 6 of the Corporation's by-laws regarding the appointment of a substitute director to act in the place of any absent or disqualified Committee member.

        The vote of a majority of the members and substitute members present at any meeting at which a quorum is present shall be the act of the Committee.

        There shall be free and confidential access at any time to the Audit Committee by the independent auditor, the Controller, the Director of Corporate Audits, the General Counsel and the management of the Corporation, and by the Audit Committee to those individuals.

        The Audit Committee shall have the sole authority to retain, and approve the fees and other retention terms of, special legal, accounting or other advisors, as it deems necessary.

        While the Audit Committee has the responsibility and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, or to assure compliance with laws and regulations.

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.
for the Annual Meeting on April 22, 2003

        I (we) hereby authorize James S. Sawyer and David H. Chaifetz, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me(us) at the Annual Meeting of Shareholders to be held at The Amber Room Colonnade, Stacey Road, Danbury, Connecticut on April 22, 2003 at 9:30 A.M., or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. The proxies will vote as the Board of Directors recommends where I (we) do not specify a choice.

        For Participants in the Praxair, Praxair Distribution, Praxair Healthcare Services, Praxair Puerto Rico or Dow Chemical Company Savings Programs: As to those shares of Praxair, Inc., if any, that are held for me in the aforementioned Savings Programs, I instruct the Trustee of the applicable Savings Program to sign a proxy for me in substantially the form set forth above and on the reverse side. The Trustee shall mark the proxy as I specify. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.

PRAXAIR, INC.

(Continued and to be dated and signed on the reverse side)

DETACH PROXY CARD HERE ONLY IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE

................................................................................................................................................................................................

ANNUAL MEETING OF SHAREHOLDERS — APRIL 22, 2003 AT 9:30AM
THE AMBER ROOM COLONNADE — DANBURY, CT

IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:

*
Only shareholders and their accompanying guests, and the invited guests of Praxair, will be granted admission to the Annual Meeting.
*
To assure admittance, please bring:

    -    a copy of your broker or bank statement evidencing your ownership of Praxair shares on or after the February 24, 2003 record date

    -    a photo ID, if you hold shares as of February 24, 2003 in certificate form or in the Praxair,
          Inc. Dividend Reinvestment and Stock Purchase Plan ("DRISP")

    -    your Praxair ID, if you are an employee shareholder

*
The Annual Meeting will start promptly at 9:30 AM on Tuesday, April 22, 2003.

DIRECTIONS:

From Points West of Danbury:

Take I-84 East to Exit 5 in Danbury. Go straight to end of ramp and stay in right lane. At traffic light at bottom of hill, stay straight and follow the signs for Rt. 37. Bear left at fork (North Street Shopping Center/Rt. 37). Follow Rt. 37 for 1 3/4 miles. At The Amber Room Colonnade sign, take right onto Stacey Road. The drive-way is 500 feet ahead on the right.

From Points East of Danbury:

Take I-84 West to Exit 6 in Danbury. At bottom of ramp, take right onto Rt. 37, and follow directions from North Street Shopping Center/Rt. 37 above.

COMMON STOCK				Vote MUST be indicated (X) in Black or Blue Ink		X
1. Election of Directors. The Board of Directors recommends a vote "FOR" the nominees listed below	For ☐	With- hold ☐	For All Except ☐	2. Shareholder Proposal Regarding Redemption of Shareholder Rights. The Board of Directors recommends a vote "AGAINST" the Shareholder Proposal.	For ☐	Against ☐	Abstain ☐
        Nominees:
        (01) Claire W. Gargalli,
        (02) G. Jackson Ratcliffe, Jr.,
        (03) Dennis H. Reilley

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name in the space provided below. Such a mark will be deemed a vote "FOR" all nominees other than those listed as exceptions.)				3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
Exceptions:				Check here if you Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation at page 4 of the Proxy Statement)			☐
				Check here if you Have written comments or change of address on this card			☐

Please be sure to sign and date this Proxy in the box below.	Date

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

Stockholder sign above Co-holder (if any) sign above

* * * IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *

...
 FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

VOTE BY INTERNET OR TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

        You may vote your shares by proxy using any of the following methods. Please consider the convenience of Internet or telephonic voting. These methods also reduce Praxair's expenses.

Please have this card handy when you call. You will need it in front of you in order to complete the voting process.

VOTE BY INTERNET :	The web address is https://proxyvotenow.com/pxa You will be asked to enter the Control Number (look below at right).
VOTE BY PHONE :	You will be asked to enter the Control Number (look below at right).
OPTION A:	To vote as the Board of Directors recommends on the proposals, press 1. Your votes will be confirmed.
OPTION B:
If you choose to vote on the proposals on your own, press 2. You will hear these instructions:
                                    To vote FOR, press 1; to vote WITHHOLD or AGAINST, press 2.
To vote FOR ALL EXCEPT or ABSTAIN, press 3 and listen to the instructions.
VOTE BY MAIL :	Mark, sign and date the proxy form attached above, detach it, and return it promptly in the enclosed envelope.

If you have submitted your proxy by Internet or by telephone, there is no need for you to mail back the proxy card attached above.

HOW TO RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ON-LINE:

        Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given the opportunity to consent to future electronic delivery. See page 4 of the proxy statement for more information about this option.

Call * * * Toll Free * * * On a Touch Tone Telephone 1-888-216-1276 — ANYTIME There is NO CHARGE to you for this call	FOR INTERNET/ TELEPHONE VOTING: CONTROL NUMBER
INTERNET/TELEPHONE VOTING DEADLINE: 5:00 P.M. Eastern Time on April 21, 2003.
THANK YOU FOR VOTING

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 22, 2003
TABLE OF CONTENTS
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROXY AND VOTING PROCEDURES
HOW TO RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ON-LINE
SHARE OWNERSHIP
CORPORATE GOVERNANCE AND BOARD PRACTICES
THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
SHAREHOLDER RETURN
EXECUTIVE COMPENSATION COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
TABLE 1
TABLE 2
TABLE 3
TABLE 4
THE INDEPENDENT ACCOUNTANTS
AUDIT COMMITTEE REPORT
SHAREHOLDER PROPOSAL (Item 2 on the proxy form)
MISCELLANEOUS
CORPORATE GOVERNANCE GUIDELINES
BOARD POLICY INDEPENDENCE STANDARDS
CHARTER AUDIT COMMITTEE
Independent Audit
Financial Reporting
Internal Controls
Other Control Issues
Committee Reports and Assessments